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                                    EXHIBIT 1

                                                November 1, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for Aethlon Medical, Inc., and on June 21, 2000 we reported on the consolidated financial statements of Aethlon Medical, Inc. and subsidiaries as of and for the two years ended March 31, 2000. On November 1, 2000 we informed Aethlon Medical, Inc. that we had merged with McGladrey & Pullen, LLP and we would no longer be the independent accountants of Aethlon Medical, Inc. We have read Aethlon Medical, Inc.'s statements included under Item 4 of its Form 8-K and we agree with such statements.


                                                FREED MAXICK SACHS & MURPHY, PC




Buffalo, NY
November 1, 2000